Exhibit 4.1

EXECUTION COPY

RELIANT ENERGY, INC.,

as Issuer

7.625% SENIOR NOTES DUE 2014

FOURTH SUPPLEMENTAL INDENTURE

Dated as of June 13, 2007

To

SENIOR INDENTURE

Dated as of December 22, 2004

Wilmington Trust Company,

as Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Supplemental Indenture Section
310(a)(1)	N.A.
(a)(2)	N.A.
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	N.A.
(b)	N.A.
(c)	N.A.
311(a)	N.A.
(b)	N.A.
(c)	N.A.
312(a)	2.03
(b)	11.03
(c)	11.03
313(a)	N.A.
(b)(1)	N.A.
(b)(2)	7.01(f)
(c)	11.02
(d)	N.A.
314(a)	N.A.
(b)	N.A.
(c)(1)	N.A.
(c)(2)	N.A.
(c)(3)	N.A.
(d)	N.A.
(e)	N.A.
(f)	N.A.
315(a)	N.A.
(b)	N.A.
(c)	N.A.
(d)	N.A.
(e)	N.A.
316(a) (last sentence)	N.A.
(a)(1)(A)	N.A.
(a)(1)(B)	N.A.
(a)(2)	N.A.
(b)	N.A.
(c)	N.A.
317(a)(1)	N.A.
(a)(2)	N.A.
(b)	N.A.
318(a)	N.A.
(b)	N.A.
(c)	11.01

N.A. means not applicable.

*  This Cross Reference Table is not part of the Indenture.

i

ii

EXHIBITS

Exhibit A                                               Form of Note

iii

FOURTH SUPPLEMENTAL INDENTURE, dated as of June 13, 2007, between Reliant Energy, Inc., a Delaware corporation (the “Company”), and Wilmington Trust Company, a Delaware banking corporation, as trustee (the “Trustee”).

The Company has heretofore executed and delivered to the Trustee a Senior Indenture, dated as of December 22, 2004 (the “Base Indenture”), as supplemented by the First Supplemental Indenture thereto, dated as of December 22, 2004, among the Company, the Guarantors (as defined therein) and the Trustee, the Second Supplemental Indenture thereto, dated as of September 21, 2006, among the Company, the Guarantors (as defined therein), Reliant Energy Power Supply, LLC and the Trustee and the Third Supplemental Indenture thereto, dated as of December 1, 2006, between the Company and the Trustee, providing for the issuance from time to time of one or more series of the Company’s securities.

The Company desires and has requested the Trustee pursuant to Section 901(7) of the Base Indenture to join with them in the execution and delivery of this Supplemental Indenture in order to supplement the Base Indenture as and to the extent set forth herein to provide for the issuance and the terms of the Notes (as defined below).

Section 901(7) of the Base Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders (as defined in the Base Indenture) to establish the form or terms of Securities of any series as permitted by Sections 201 and 301 of the Base Indenture.

The execution and delivery of this Supplemental Indenture has been duly authorized by a Board Resolution of the Company.

All conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of Holders (as defined herein) of the 7.625% Senior Notes due 2014 (the “Notes”):

ARTICLE 1.
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01                                                              Definitions.

For all purposes of the Supplemental Indenture, the following terms shall have the respective meanings set forth in this Section.

“Additional Notes” means additional notes (other than the Initial Notes) issued from time to time under this Supplemental Indenture in accordance with Section 2.05 hereof, as part of the same series as the Initial Notes.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)                                  1.0% of the principal amount of such Note; or

(2)                                  the excess of:

(a)                                  the present value at such Redemption Date of (i) the payment of principal on the maturity date of the Notes plus (ii) all required interest payments due on the Note through the maturity thereof (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Applicable Treasury Rate as of such Redemption Date plus 50 basis points; over

(b)                                 the principal amount of the Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Applicable Treasury Rate” means, as of any Redemption Date for any series of notes, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to the maturity date of the applicable series of notes; provided, however, that if the period from the Redemption Date to the maturity date of the applicable series of notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Base Indenture” has the meaning set forth in the preamble to this Supplemental Indenture.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Change of Control” means the occurrence of any of the following:

(1)                                                                                  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of the Company, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan);

(2)                                                                                  the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)                                                                                  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(4)                                                                                  the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5)                                                                                  the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting

Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Channelview” means Reliant Energy Channelview, L.P.

“Commission” means the U.S. Securities and Exchange Commission.

“Company”  means Reliant Energy, Inc., and any and all successors thereto.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total amount of all assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter for which the Company’s financial statements are available, less the sum of:

(1)                                                                                  the Company’s consolidated current liabilities as of such quarter end, determined on a consolidated basis in accordance with GAAP; and

(2)                                                                                  the Company’s consolidated assets that are properly classified as intangible assets as of such quarter end, determined on a consolidated basis in accordance with GAAP.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)                                                                                  was a member of such Board of Directors on the date of this Supplemental Indenture; or

(2)                                                                                  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means the credit agreement, dated as of June 12, 2007, among the Company, as borrower, the subsidiary guarantors party thereto, Deutsche Bank AG, New York Branch, as administrative agent, and the lenders party thereto.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.04 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend.

“Description of Notes” means the section titled “Description of Notes” in the Prospectus Supplement, dated June 6, 2007, related to the issuance and sale of the Initial Notes.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature (other than pursuant to a change of control provision substantially similar to Section 4.09 hereof).

“Excluded Project Subsidiary” means any Subsidiary of the Company whose principal purpose is the construction, acquisition or operation of a project and whose debt is without recourse or liability to the Company or any of its other Subsidiaries (except (i) recourse against another Excluded Project Subsidiary, including any direct or indirect parent entity of any Excluded Project Subsidiary substantially all the assets of which consist of the equity of one or more Excluded Project Subsidiaries (ii) recourse against the equity of an Excluded Project Subsidiary pledged by the Company or any of its Subsidiaries to secure the debt of such Excluded Project Subsidiary or any Subsidiary of such Excluded Project Subsidiary).

“Existing Liens” means Liens, on the property or assets of the Company or any of its Subsidiaries, existing on the date of the supplemental indenture securing Indebtedness outstanding or committed to be funded on that date (including, but not limited to, (i) Indebtedness outstanding or committed to be funded under the Credit Agreement, (ii) PEDFA Bond Indebtedness and (iii) Indebtedness under the Retail Working Capital Agreement).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Global Notes” means, individually and collectively, each of the Global Notes substantially in the form of Exhibit A hereto issued in accordance with Section 2.01 hereof.

“Global Note Legend” means the legend set forth in Section 2.04(f), which is required to be placed on all Global Notes issued under this Supplemental Indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Holder” means a Person in whose name a Note is registered.

“Indenture” means the Base Indenture, as supplemented by this Supplemental Indenture, governing the Notes, in each case, as amended, supplemented or otherwise modified from time to time in accordance with its respective terms.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $575,000,000 aggregate principal amount of Notes issued under this Supplemental Indenture on the Issue Date.

“Issue Date” means June 13, 2007.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, encumbrance, restriction, collateral assignment, charge or security interest in, on or of such property or asset.

“Notes” has the meaning assigned to it in the preamble to this Supplemental Indenture.  The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Supplemental Indenture.  Unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“PEDFA Bond Indebtedness” means Indebtedness outstanding on the date of the supplemental indenture incurred by the Company or guaranteed by the Company in tax-exempt industrial development bond financings, the proceeds of which were used to finance the development, construction or acquisition of the 520 MW coal facility and related assets owned by Reliant Energy Seward LLC and located in New Florence, Indiana County, Pennsylvania.

“Refinancing Liens” means Liens granted in connection with extending, renewing, replacing or refinancing in whole or in part any Indebtedness secured by Liens described in clauses (1) through (4) of Section 4.07 hereof; provided that Refinancing Liens do not (i) extend to property or assets other than property or assets of the type that were subject to the original Lien or (ii) secure Indebtedness having a principal amount in excess of the amount of Indebtedness being extended, renewed, replaced or refinanced.

“Retail Working Capital Agreement” means the Working Capital Facility, dated as of September 24, 2006, among RERH Holdings, LLC and its subsidiaries and Merrill Lynch & Co. Inc., as amended and restated on December 1, 2006.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Supplemental Indenture; provided that clause (3) of such definition will be disregarded.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Supplemental Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Supplemental Indenture” means this Fourth Supplemental Indenture, dated as of the Issue Date, between the Company and the Trustee, governing the Notes, as amended, supplemented or otherwise modified from time to time in accordance with the Base Indenture and the terms hereof.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

Section 1.02                                                              Other Definitions.

Term	Defined in Section

“Change of Control Offer”	4.09
“Change of Control Payment”	4.09
“Change of Control Payment Date”	4.09
“Covenant Defeasance”	8.03
“Event of Default”	6.01
“Indebtedness”	4.07
“Legal Defeasance”	8.02

Section 1.03                                                              Incorporation by Reference of Trust Indenture Act.

Whenever this Supplemental Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Supplemental Indenture.

The following Trust Indenture Act terms used in this Supplemental Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

 “indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company, and any successor obligor upon the Notes.

All other terms used in this Supplemental Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by Commission rule under the Trust Indenture Act have the meanings so assigned to them.  All other capitalized terms used herein and not otherwise defined shall have the meanings provided in the Base Indenture.

Section 1.04                                                              Rules of Construction.

Unless the context otherwise requires:

(1)          a term has the meaning assigned to it;

(2)          an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)          “or” is not exclusive;

(4)          words in the singular include the plural, and in the plural include the singular;

(5)          “will” shall be interpreted to express a command;

(6)          provisions apply to successive events and transactions;

(7)          references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time; and

(8)          references to sections of the Indenture refer to sections of this Supplemental Indenture.

Section 1.05                                                              Relationship with Base Indenture.

The terms and provisions contained in the Base Indenture shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

The Trustee accepts the amendment of the Base Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Base Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Base Indenture, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (1) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (2) the proper authorization hereof by the Company, (3) the due execution hereof by the Company or (4) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

ARTICLE 2.
THE NOTES

Section 2.01                                                              Form and Dating.

(a)          General.  The Notes shall be issued in registered global form without interest coupons.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  The Company shall furnish any such notations, legends or endorsements to the Trustee in writing.  Each Note shall be dated the date of its authentication.  The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of the Base Indenture, the provisions of the Note shall govern and be controlling, and to the extent any provision of the Note conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

(b)         Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon).  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon).

Each Global Note shall represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time as reflected in the records of the Trustee and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  The Trustee’s records shall be noted to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby, in accordance with instructions given by the Holder thereof as required by Section 2.04 hereof.

Section 2.02                                                              Execution and Authentication.

One Officer must sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee.  The signature will be conclusive evidence that the Note has been authenticated under this Supplemental Indenture.

The Trustee shall, upon receipt of a Company Order, authenticate Notes for original issue under this Supplemental Indenture, including any Additional Notes issued pursuant to Section 2.05 hereof.  The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Company Orders, except as provided in Section 306 of the Base Indenture.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Supplemental Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders, the Company or an Affiliate of the Company.

Section 2.03                                                              Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act § 312(a).  If the Trustee is not the Securities Registrar, the Company shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Company shall otherwise comply with Trust Indenture Act § 312(a).

Section 2.04                                                              Transfer and Exchange.

(a)          Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes shall be exchanged by the Company for Definitive Notes if:

(1)          the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2)          the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3)          there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names and in any approved denominations as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 304 and 306 of the Base Indenture.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.04 hereof or Sections 304 or 306 of the Base Indenture, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.04(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.04(b),  (c) and (d) hereof.

(b)         Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Supplemental Indenture and the Applicable Procedures.  Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)          Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note.  No written orders or instructions shall be required to be delivered to the Securities Registrar to effect the transfers described in this Section 2.04(b)(1).

(2)          All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.04(b)(1) above, the transferor of such beneficial interest must deliver to the Securities Registrar both:

(A)      a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and
(B)        instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Supplemental Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.04(g) hereof.

(c)          Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes.

(1)          If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.04(b)(2) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.04(g) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.04(c)(1) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Securities Registrar from or through the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d)         Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.

A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to the previous paragraph at a time when a Global Note has not yet been issued, the Company shall issue and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of a Definitive Note.

(e)          Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.04(e), the Securities Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Securities Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Securities Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.04(e).

(f)            Legends.  A legend in substantially the following form will appear on the face of all Global Notes issued under this Supplemental Indenture unless specifically stated otherwise in the applicable provisions of this Supplemental Indenture.

 “THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE FOURTH SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.04 OF THE FOURTH SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.04(a) OF THE FOURTH SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE

TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 309 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF RELIANT ENERGY, INC.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g)         Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 309 of the Base Indenture.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and a notation will be made on the records maintained by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and a notation will be made on the records maintained by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)         General Provisions Relating to Transfers and Exchanges.

(1)          To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of a Company Order in accordance with Section 2.02 hereof or at the Securities Registrar’s request.

(2)          No service charge shall be made to a Holder of a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06, 4.09 and 9.05 hereof and Section 304 of the Base Indenture).

(3)          The Securities Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)          All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Supplemental Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)          The Company shall not be required:

(A)      to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;
(B)        to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or
(C)        to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6)          Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7)          The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8)          All certifications, certificates and Opinions of Counsel required to be submitted to the Securities Registrar pursuant to this Section 2.04 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.05                                                              Issuance of Additional Notes.

The Company shall be entitled, upon delivery of an Officer’s Certificate, Opinion of Counsel and Company Order to issue Additional Notes under this Supplemental Indenture which shall have identical terms as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance and issue price.  The Initial Notes issued on the Issue Date and any Additional Notes issued shall be treated as a single class for all purposes under this Supplemental Indenture.

With respect to any Additional Notes, the Company shall set forth in a resolution of its Board of Directors and an Officer’s Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(a)          the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture; and

(b)         the issue price, the issue date and the CUSIP number of such Additional Notes.

ARTICLE 3.
REDEMPTION AND PREPAYMENT

Section 3.01                                                              Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days (45 days in the case of a partial redemption) but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:

(1)          the clause of this Supplemental Indenture pursuant to which the redemption shall occur;

(2)          the Redemption Date;

(3)          the principal amount of Notes to be redeemed; and

(4)          the redemption price.

Section 3.02                                                              Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased at any time, the Trustee shall select Notes for redemption or purchase on a pro rata basis unless otherwise required by law or applicable stock exchange requirements, if any.

In the event of partial redemption by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.  Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess of $2,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed.  Except as provided in the preceding sentence, provisions of this Supplemental Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

No Notes of $2,000 or less shall be redeemed in part.  Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the Redemption Date to each Holder to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Supplemental Indenture.  Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount of that Note that is to be redeemed.  A new Note in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder of the original Note upon cancellation of the original Note.  Notes called for redemption become due on the date fixed for redemption.  On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

Section 3.03                                                              Notice of Redemption.

At least 30 days but not more than 60 days before a Redemption Date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Supplemental Indenture pursuant to Article 8 or 10 of this Supplemental Indenture.  Notices of redemption may not be conditional.

The notice will identify the Notes to be redeemed and will state:

(1)          the Redemption Date;

(2)          the redemption price;

(3)          if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)          the name and address of the Paying Agent;

(5)          that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)          that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7)          the paragraph of the Notes and/or section of this Supplemental Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)          that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the Redemption Date (or such shorter period as the Trustee in its sole discretion may allow), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04                                                              Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price.  A notice of redemption may not be conditional.

Section 3.05                                                              Deposit of Redemption or Purchase Price.

One Business Day prior to the redemption or Purchase Date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, accrued interest, and premium, if any, on all Notes to be redeemed or purchased on that date.  Promptly after the

Company’s written request, the Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, accrued interest, and premium, if any, on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or Purchase Date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06                                                              Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and, upon receipt of a Company Order, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07                                                              Optional Redemption.

(a)                                  The Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest if any, to the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(b)         Except pursuant to clause (a) above, the Notes are not redeemable at the Company’s option prior to their maturity.  The Company is not prohibited, however, from acquiring Notes in market transactions by means other than a redemption, whether pursuant to a tender offer or otherwise.

(c)          Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

Section 3.08                                                              Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4.
COVENANTS

Section 4.01                                                              Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

Section 4.02                                                              Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Securities Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and the Indenture may be served.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 1002 of the Base Indenture.

Section 4.03                                                              Reports.

Whether or not required by the Commission’s rules and regulations, so long as any Notes are outstanding, the Company shall furnish to Holders or cause the Trustee to furnish to Holders:

(1)          within 90 days of the end of each fiscal year and within 45 days of the end of each fiscal quarter, all annual and quarterly reports that would be required to be filed with the Commission on Forms 10-K and 10-Q if the Company were required to file such reports; and

(2)          within the time periods specified in the Commission’s rules and regulations that would be applicable if the Company were subject to such rules and regulations, all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

All such reports shall be prepared, within the time periods specified above, in all material respects in accordance with all of the rules and regulations applicable to such reports.  Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s independent registered public accounting firm.  In addition, the Company shall file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in clauses (1) and (2) above (unless the Commission will not accept such a filing).  To the extent such filings are made, the reports shall be deemed to be furnished to the Trustee and Holders on the date filed.

If the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company shall nevertheless continue filing the reports specified in this Section 4.03 with the Commission within the time periods specified above unless the Commission will not accept such a filing.  The Company agrees that it shall not take any action for the purpose of causing the Commission not to accept any such filings.  If, notwithstanding the foregoing, the Commission will not accept the Company’s filings for any reason, the Company shall post the reports referred to in this Section 4.03 on its website within the time periods specified in clauses (1) and (2) above.

Section 4.04                                                              Compliance Certificate.

(a)          The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in the Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of the Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.  The Company’s fiscal year ends December 31st.

(b)         So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03 above shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or Article 5 hereof in so far as such provisions relate to financial and accounting matters or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)          So long as any of the Notes are outstanding, the Company shall deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05                                                              Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to Holders.

Section 4.06                                                              Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of the Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07                                                              Liens.

(a)  The Company will not, and will not permit any of its Subsidiaries to, create or permit to exist any Lien upon any property or assets at any time owned by the Company or any of its Subsidiaries to secure any indebtedness for money borrowed (which in no event shall include any capital leases or operating leases) that is incurred, issued, assumed or guaranteed by the Company or any of its Subsidiaries (“Indebtedness”), without providing for the Notes to be equally and ratably secured with (or prior to) any and all such Indebtedness and any other Indebtedness similarly entitled to be equally and ratably secured, for so long as such Indebtedness is so secured; provided, however, that the provisions of this Section 4.07(a)  will not apply to, or prevent the creation or existence of:

(1) Existing Liens;

(2) purchase money Liens securing Indebtedness having a principal amount that does not exceed the cost or value of the purchased property;

(3) Liens in favor of the Company or its Subsidiaries;

(4) other Liens securing Indebtedness having an aggregate principal amount, measured as of the date of creation of any such Lien and the date of incurrence of any such Indebtedness, not to exceed 15% of the Company’s Consolidated Net Tangible Assets; and

(5) Refinancing Liens.

(b)  If the Company or any of its Subsidiaries proposes to create or permit to exist a Lien on any property or assets at any time owned by the Company or any of its Subsidiaries to secure any Indebtedness, other than as permitted by Section 4.07(a)(1) through 4.07(a)(5), the Company will give prior written notice thereof to the Trustee, who will forward such notice to Holders, and the Company will further agree, prior to or simultaneously with the creation of such Lien, effectively to secure all the Notes equally and ratably with (or prior to) such other Indebtedness for so long as such other Indebtedness is so secured.

Section 4.08                                                              Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1)          its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and

(2)          the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries;

provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if (a) the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the

Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to Holders and (b) if a Subsidiary is to be dissolved, such Subsidiary has no assets.

Section 4.09                                                              Offer to Repurchase Upon Change of Control.

(a)          Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of such Holder’s Notes pursuant to an offer (a “Change of Control Offer”) to each Holder on the terms set forth in this Section 4.09.  In such Change of Control Offer, the Company shall offer to each Holder a  payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased from such Holder plus accrued and unpaid interest on the Notes repurchased, if any, to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.  Within 30 days following any Change of Control, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1)          that the Change of Control Offer is being made pursuant to this Section 4.09 and that all Notes tendered will be accepted for payment;

(2)          the purchase price and the purchase date, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)          that any Note not tendered will continue to accrue interest;

(4)          that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5)          that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)          that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7)          that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess of $2,000.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.09, the

Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.09 by virtue of such compliance.

(b)         On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)          accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)          deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)          deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent shall promptly mail to each Holder properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)          The provisions described in Sections 4.09 (a) and (b) shall apply whether or not other provisions of this Supplemental Indenture are applicable.  Except as described in Sections 4.09 (a) and (b) hereof, Holders shall not be permitted to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

(d)         Notwithstanding anything to the contrary in this Section 4.09, the Company shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.09 hereof and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.  A Change of Control Offer may be made in advance of a Change of Control, with the obligation to pay and the timing of payment conditioned upon the consummation of the Change of Control, if a definitive agreement to effect a Change of Control is in place at the time of the Change of Control Offer.

Section 4.10                                                              Payment for Consents

The Company shall not, directly or indirectly, pay or cause to be paid any monetary consideration to or for the benefit of any Holder for or as an inducement to any consent under or waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

ARTICLE 5.
SUCCESSORS

Section 5.01                                                              Merger, Consolidation, or Sale of Assets.

The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)          either:

(A)      the Company is the surviving corporation; or
(B)        the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Person is a partnership or limited liability company, then a corporation wholly-owned by such Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and will not have any material assets or operations shall become a co-issuer of the Notes pursuant to a supplemental indenture duly and validly executed by the Trustee; and

(2)          the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to supplemental indentures or other documents and agreements reasonably satisfactory to the Trustee.

In addition, the Company shall not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

This Section 5.01 shall not apply to:

(1)                a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction or forming a direct holding company of the Company; or

(2)                any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Subsidiaries.

Section 5.02                                                              Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of the Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under the Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of, interest, premium on the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6.
DEFAULTS AND REMEDIES

Section 6.01                                                              Events of Default.

Each of the following is an “Event of Default”:

(1)                                  default for 30 days in the payment when due of interest on the Notes;

(2)                                  default in payment when due of the principal of, or premium, if any, on the Notes;

(3)                                  failure by the Company or any of its Subsidiaries for 90 days after notice from the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes to comply with any of the other agreements in this Supplemental Indenture or any security documents required by this Supplemental Indenture;

(4)                                  the acceleration of the maturity of any Indebtedness for money borrowed (other than the Notes) of the Company or any of its Significant Subsidiaries (other than an Excluded Project Subsidiary or Channelview and its Subsidiaries) having an aggregate principal amount outstanding in excess of 5% of the Company’s Consolidated Net Tangible Assets, if such acceleration is not rescinded or annulled, or such indebtedness shall not have been discharged, within 15 days after the date of such acceleration;

(5)                                  failure by the Company or any of its Significant Subsidiaries to pay final and non-appealable judgments aggregating in excess of 5% of the Company’s Consolidated Net Tangible Assets, which judgments are not covered by indemnities or third-party insurance, which judgments are not paid, discharged, vacated or stayed for a period of 90 days;

(6)                                  the Company pursuant to or within the meaning of Bankruptcy Law:

(A)                              commences a voluntary case,
(B)                                consents to the entry of an order for relief against it in an involuntary case,
(C)                                consents to the appointment of a custodian of it or for all or substantially all of its property,
(D)                               makes a general assignment for the benefit of its creditors, or
(E)                                 generally is not paying its debts as they become due; or

(7)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)                              is for relief against the Company in an involuntary case;
(B)                                appoints a custodian of the Company or for all or substantially all of the property of the Company; or
(C)                                orders the liquidation of the Company;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02                                                              Acceleration.

In the case of an Event of Default specified in Section 6.01(6) or (7) hereof, all outstanding Notes will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or Holders of at least 25% in principal amount of the then outstanding Notes may declare all of the Notes to be due and payable immediately.  Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Section 6.03                                                              Waiver of Past Defaults.

Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.04                                                              Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.05                                                              Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:                                     to the Trustee, its agents and attorneys for amounts due under Section 7.01 hereof and Section 607 of the Base Indenture, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:                       to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third:                                 to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.05.

ARTICLE 7.
TRUSTEE’S COMPENSATION AND INDEMNITY

Section 7.01                                                              Compensation and Indemnity.

(a)          The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Supplemental Indenture and services hereunder.  The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)         The Company shall indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Supplemental Indenture and/or the Notes including the costs and expenses of enforcing this Supplemental  Indenture and/or the Notes against the Company (including this Section 7.01) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith or willful misconduct.  The Trustee shall notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder.  The Company shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel.  The Company shall not have to pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c)          The obligations of the Company under this Section 7.01 will survive the satisfaction and discharge of this Supplemental Indenture.

(d)         To secure the Company’s payment obligations in this Section 7.01(d), the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Supplemental Indenture.

(e)          When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(6) and (7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)            The Trustee shall comply with the provisions of Trust Indenture Act § 313(b)(2) to the extent applicable.

(g)         The Company’s obligations under this Section 7.01 shall survive the resignation or removal of the Trustee, any termination of this Supplemental Indenture, including any termination or rejection of this Supplemental Indenture in any insolvency or similar proceeding and the repayment of all the Notes.

ARTICLE 8.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01                                                              Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02                                                              Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes on the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of the Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes and this Supplemental Indenture and, to the extent applicable, the Base Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)          the rights of Holders of the then outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, and on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)          the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3)          the rights, powers, trusts, duties and immunities of the Trustee hereunder and under the Base Indenture, and the Company’s obligations in connection therewith; and

(4)          this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03                                                              Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under Sections 4.07 and 4.09 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of the Indenture and such Notes shall be unaffected thereby.  In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) and 6.01(4) hereof shall not constitute Events of Default.

Section 8.04                                                              Conditions to Legal or Covenant Defeasance.

(a)          In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1)                                  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on the Notes that are then outstanding on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular Redemption Date;

(2)                                  in the case of Legal Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Supplemental Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, Holders of the then outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)                                  in the case of Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the holders of the Notes that are then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)                                  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)                                  such Legal Defeasance or Covenant Defeasance may not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Supplemental Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)                                  the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company; and

(7)          the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

(b)         Upon the occurrence of a Legal Defeasance or a Covenant Defeasance, the Trustee shall send written notice of such Legal Defeasance or Covenant Defeasance to the Company.

Section 8.05                                                              Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and the Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account the Holders.

Notwithstanding anything in this Article 8 to the contrary, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06                                                              Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its written request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

Section 8.07                                                              Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under the Indenture and the Notes will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of Holders to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01                                                              Without Consent of Holders.

Notwithstanding Article Nine of the Base Indenture and Section 9.02 of this Supplemental Indenture, the Company and the Trustee may amend or supplement this Supplemental Indenture or the Notes without the consent of any Holder:

(1)                                  to cure any ambiguity, defect or inconsistency;

(2)                                  to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 hereof (including the related definitions) in a manner that does not adversely affect any Holder;

(3)                                  to provide for the assumption of the Company’s obligations to Holders by a successor to the Company pursuant to Article 5 hereof;

(4)                                  to make any change that would provide any additional rights or benefits to Holders, including the addition of guarantees, or that does not adversely affect the legal rights under this Supplemental Indenture of any such Holder;

(5)                                  to comply with requirements of the Commission in order to effect or maintain the qualification of this Supplemental Indenture under the Trust Indenture Act;

(6)                                  to conform the text of this Supplemental Indenture or the Notes to any provision of the “Description of the Notes” section of the Company’s Prospectus Supplement dated June 6, 2007, relating to the initial offering of the Notes, to the extent that such provision in the “Description of the Notes” was intended to be a verbatim recitation of a provision of this Supplemental Indenture or the Notes;

(7)                                  to evidence and provide for the acceptance and appointment under this Supplemental Indenture of a successor Trustee pursuant to the requirements thereof; or

(8)                                  to provide for the issuance of Additional Notes accordance with the limitations set forth in this Supplemental Indenture as of the date hereof.

Upon the request of the Company authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 903 of the Base Indenture and Section 9.06 hereof, the Trustee shall join with the Company in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Supplemental Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under the Indenture or otherwise.

Section 9.02                                                              With Consent of Holders.

(a)          Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Second Supplemental Indenture and the Notes with the consent of Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Section 6.04 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Supplemental Indenture or the Notes may be waived with the consent of Holders of a majority in principal aggregate amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Section 101 of the Base Indenture shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the written request of the Company and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 603 of the Base Indenture and Section 9.06 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

It is not necessary for the consent of Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Subject to Section 6.04 hereof and Section 508 of the Base Indenture, Holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance in a particular instance by the Company with any provision of this Supplemental Indenture or the Notes.  However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)                reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver hereunder or under the Base Indenture as to the Notes;

(2)                reduce the principal of or change the fixed maturity of any Note;

(3)                reduce the rate of or change the time for payment of interest on any Note;

(4)                waive a Default or Event of Default in the payment of principal of, or interest or premium on the Notes (except a rescission of acceleration of the Notes by Holders of at least a majority in aggregate principal amount of the outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)                make any Note payable in currency other than that stated in the Notes;

(6)                make any change in the provisions of this Supplemental Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium on the Notes;

 (7)             make any change in Section 6.03 and 9.02 hereof or Section 508 of the Base Indenture.

(b)         Other than as expressly provided in Section 9.02 above, the Base Indenture may only be amended, supplemented or otherwise modified as and to the extent provided in the Base Indenture.

Section 9.03                                                              Compliance with Trust Indenture Act.

Every amendment or supplement to this Supplemental Indenture or the Notes will be set forth in a amended or supplemental Indenture that complies with the Trust Indenture Act as then in effect.

Section 9.04                                                              Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05                                                              Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of a Company Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06                                                              Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 602 of the Base Indenture) will be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by the Indenture.

ARTICLE 10.
satisfaction and discharge

Section 10.01                                                        Satisfaction and Discharge.

This Supplemental Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1)          either:

(a)          all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or
(b)         all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)          no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

(3)          the Company has paid or caused to be paid all sums payable by it under this Supplemental Indenture; and

(4)          the Company has delivered irrevocable instructions to the Trustee under this Supplemental Indenture to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Supplemental Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section, the provisions of Section 10.02 hereof and Section 8.06 hereof will survive.  In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.01 hereof and Section 607 of the Base Indenture, that, by their terms, survive the satisfaction and discharge of this Supplemental Indenture.

Section 10.02                                                        Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 10.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and the Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 10.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Supplemental Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 10.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of Holders to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 11.
MISCELLANEOUS

Section 11.01                                                        Trust Indenture Act Controls.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act §318(c), the imposed duties will control.

Section 11.02                                                        Notices.

Any notice or communication by the Company or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company:

Reliant Energy, Inc.
1000 Main Street
Houston, TX 77002
Telecopier No.: (713) 497-3000
Attention: General Counsel

With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Telecopier No.:  (212) 735-2000
Attention:  Richard B. Aftanas

If to the Trustee:
Wilmington Trust Company

Rodney Square North

1100 North Market Street
Wilmington, Delaware 19890
Telecopier No.:  (302) 636-4143
Attention: Corporate Trust Administration

The Company or the Trustee, by notice to the other may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Securities Registrar.  Any notice or communication will also be so mailed to any Person described in Trust Indenture Act § 313(c), to the extent required by the Trust Indenture Act.  Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 11.03                                                        Communication by Holders with Other Holders.

Holders may communicate pursuant to Trust Indenture Act § 312(b) with other Holders with respect to their rights under the Indenture or the Notes.  The Company, the Trustee, the Securities Registrar and anyone else shall have the protection of Trust Indenture Act § 312(c).

Section 11.04                                                        No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the Notes or this Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 11.05                                                        Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 11.06                                                        No Adverse Interpretation of Other Agreements.

This Supplemental Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Supplemental Indenture.

Section 11.07                                                        Successors.

All agreements of the Company in the Indenture and the Notes will bind its successors.  All agreements of the Trustee in the Indenture will bind its successors.

Section 11.08                                                        Severability.

In case any provision in the Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 11.09                                                        Counterpart Originals.

The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy will be an original, but all of them together represent the same agreement.

Section 11.10                                                        Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following pages]

SIGNATURES

Dated as of June 13, 2007

RELIANT ENERGY, INC.

By:	/s/ Andrew C. Johannesen
Name: Andrew C. Johannesen
Title: Vice President & Treasurer

1

Wilmington Trust Company,

as Trustee

By:	/s/ Michael G. Oller, Jr.
Name: Michael G. Oller, Jr.
Title: Senior Financial Services Officer

EXHIBIT A

[Face of Note]

CUSIP NUMBER: 75952B AN5

ISIN NUMBER: US75952BAN55

7.625% Senior Notes due 2014

No.	$

RELIANT ENERGY, INC.

promises to pay to                                                            or registered assigns,

the principal sum of                                              Dollars on June 15, 2014.

Interest Payment Dates:  June 15 and December 15.

Record Dates:  June 1 and December 1.

Dated:  June 13, 2007

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

RELIANT ENERGY, INC.

By:
Name:
Title:

Date of Authentication:

This Note is one of the Securities of

a series designated therein referred to
in the within-mentioned Indenture:

WILMINGTON TRUST COMPANY,
as Trustee

By:
Authorized Signatory

[Back of Note]

7.625% Senior Notes due 2014

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Supplemental Indenture]

Capitalized terms used herein have the meanings assigned to them in the Supplemental Indenture referred to below unless otherwise indicated.

(1)   Interest.  Reliant Energy, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 7.625% per annum from June 13, 2007 until maturity.  The Company shall pay interest semi-annually in arrears on June 15 and December 15  of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be December 15, 2007.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2)   Method of Payment.  The Company shall pay interest on the Notes to the Persons who are registered Holders at the close of business on the June 1 or December 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 307 of the Base Indenture with respect to defaulted interest.  The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on all Global Notes and all other Notes Holders of which will have provided wire transfer instructions to the Company or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)   Paying Agent and Securities Registrar.  Initially, Wilmington Trust Company, the Trustee under the Indenture, will act as Paying Agent and the Securities Registrar.  The Company may change any Paying Agent or the Securities Registrar without notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

(4)   Indenture.  This Note is one of a duly authenticated series of securities of the Company issued and to be issued in one or more series under a Senior Indenture (the “Base Indenture”), dated as of December 22, 2004, between the Company and the Trustee, as amended by the Fourth Supplemental Indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of June 13, 2007, among the Company and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb).  The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Base Indenture, the provisions of this Note shall govern and be controlling, and to the extent any provision of this Note conflicts with the express provisions of the Supplemental Indenture, the provisions of the Supplemental Indenture shall govern and be controlling.  The Company shall be entitled to issue Additional Notes pursuant to Section 2.05 of the Supplemental Indenture.

(5)   Optional Redemption.  The Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest if any, to the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(6) Mandatory Redemption. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) Repurchase at Option of Holder.  Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of such Holder’s Notes pursuant to an offer (a “Change of Control Offer”) to each Holder on the terms set forth in the Supplemental Indenture.  In such Change of Control Offer, the Company shall offer to each Holder a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased from such Holder plus accrued and unpaid interest on the Notes repurchased, if any, to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.  Within 30 days following any Change of Control, the Company shall mail a notice to each Holder pursuant to Section 4.09 of the Supplemental Indenture.

(8) Notice of Redemption.  Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address.  Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess of $2,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

(9) Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Supplemental Indenture.  The Securities Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Supplemental Indenture.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10) Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

(11) Amendment, Supplement and Waiver.  The Base Indenture may be amended as provided therein.  Subject to certain exceptions, the Supplemental Indenture or the Notes may be amended or supplemented with the consent of Holders of at least a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the

Supplemental Indenture or the Notes may be waived with the consent of Holders of a majority in principal amount of the then outstanding Notes.  Without the consent of any Holder, the Supplemental Indenture or the Notes may be amended or supplemented (i) to cure any ambiguity, defect or inconsistency, (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) to provide for the assumption of the Company’s obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets pursuant to Article 5 of the Supplemental Indenture, (iv) to make any change that would provide any additional rights or benefits to Holders, including the addition of guarantees, or that does not adversely affect the legal rights under the Supplemental Indenture of any such Holder, (v) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, (vi) to conform the text of the Supplemental Indenture or the Notes to any provision of the Description of Notes to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision of the Supplemental Indenture or the Notes, (viii) to evidence and provide for the acceptance and appointment under the Indenture of a successor trustee pursuant to the requirements thereof, and (ix) to provide for the Issuance of Additional Notes in accordance with the limitations set forth in the Supplemental Indenture as of the date of the Supplemental Indenture.

(12) Defaults and Remedies.  Events of Default include:  (i) default for 30 days in the payment when due of interest on the Notes;  (ii) default in payment when due of the principal of, or premium, if any, on the Notes; (iii) failure by the Company for 90 days after notice from the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes, to comply with any of the other agreements in the Supplemental Indenture or any security documents required by the Indenture; (iv) the acceleration of the maturity of any Indebtedness for money borrowed (other than the Notes) of the Company or any of its Significant Subsidiaries (other than an Excluded Project Subsidiary or Channelview and its Subsidiaries) having an aggregate principal amount outstanding in excess of 5% of the Company’s Consolidated Net Tangible Assets, if such acceleration is not rescinded or annulled, or such indebtedness shall not have been discharged, within 15 days after the date of such acceleration; (v) failure by the Company or any of its Significant Subsidiaries to pay final and non-appealable judgments aggregating in excess of 5% of the Company’s Net Consolidated Tangible Assets, which judgments are not covered by indemnities or third-party insurance, which judgments are not paid, discharged vacated or stayed for a period of 90 days; and (vi) the Company pursuant to or within the meaning of Bankruptcy Law: (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, or (E) generally is not paying its debts as they become due; or (vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a custodian of the Company or for all or substantially all of the property of the Company; or (C) orders the liquidation of the Company; and the order or decree remains unstayed and in effect for 60 consecutive days.

(13) Trustee Dealings with Company.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 611 and 612 of the Base Indenture.

(14) No Recourse Against Others.  No director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(15) Authentication.  This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(18) Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE SUPPLEMENTAL INDENTURE, AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company shall furnish to any Holder upon written request and without charge a copy of the Base Indenture and the Supplemental Indenture.  Requests may be made to:

Reliant Energy, Inc.
1000 Main Street
Houston, TX 77002
Telecopier No.: (713) 497-3000
Attention: General Counsel

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

                                                   (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                     to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*              Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.09 of the Supplemental Indenture, check the appropriate box below:

☒  Section 4.09

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.09 of the Supplemental Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*              Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

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